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                                                                 EXHIBIT 10.2(e)

         THIS EMPLOYMENT AGREEMENT made and entered into this 1st day of February, 2003, between TransCommunity Bankshares Incorporated ("Employer"), a Virginia corporation, and Thomas M. Crowder ( Employee").

         WHEREAS, Employer is a bank holding company with its headquarters located in Richmond, Virginia ("Holding Company"); and,

         WHEREAS, Employee has agreed to become Chief Financial Officer of the Holding Company; and,

         WHEREAS, the parties wish to establish the terms and conditions of Employee's employment.

         NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

         1.  RELATIONSHIP AND DUTIES BETWEEN THE PARTIES.

             1.1  Holding Company.

                  Employer agrees to employ Employee effective on the date of this Agreement as Chief Financial Officer of the Holding Company, and to perform such services and duties as the Holding Company's Chief Executive Officer may, from time to time, designate during the term hereof. Subject to the terms and conditions hereof, Employee will perform such duties and exercise such authority as are customarily performed and exercised by persons holding such office, subject to the direction of the Chief Executive Officer and the Holding Company's Board of Directors ("Holding Company Board").

             1.2  Employee Undertakings.

                  1.2.1 Employee accepts such employment and shall devote his full time, attention, and best efforts to the diligent performance of his duties herein specified and as an officer of the Holding Company. While employed by Employer, the Employee will not, without the prior express consent of the Chief Executive Officer, accept employment with any other individual, corporation, partnership, governmental authority or other entity, or engage in any other venture for profit which Employer or the Holding Company Board may consider to be in conflict with the best interests of the Holding Company or to be in competition with the Holding Company, or which may interfere in any way with the Employee's performance of his duties hereunder. It is understood that Employee does have the right to participate in passive investments including income producing real estate that do not conflict with the interest of the Holding Company.

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                  1.2.2  Employer shall not require the Employee, as a part of his duties, to perform or to participate in any activity which constitutes a violation of any state or federal law, rule, ordinance or regulation.

             1.3. Regulatory Approval.

                  1.3.1 In the event that the Federal Reserve Board declines to approve Employee as Chief Financial Officer of the Holding Company, but does not otherwise prohibit the Holding Company from employing the Employee in an alternative senior officer position, the Employer agrees to negotiate in good faith with Employee to determine mutually acceptable terms of employment and compensation in such lesser capacity.

         2.  DEFINITIONS.

             2.1 "Complete disability" shall mean the inability of Employee, due to illness, accident, or any other physical or mental incapacity, completely to fulfill his obligations hereunder for an aggregate of ninety (90) days within any period of 180 consecutive days during the term hereof.

             2.2 "Cause" shall include, without limitation: dishonesty; theft; conviction of a crime, which is either (a) a felony, or (b) a misdemeanor involving moral turpitude or financial impropriety; unethical business conduct; activity which is contrary to the Holding Company's interests; gross or repeated negligence in carrying out Employee's duties; or material violation of Employee's obligations hereunder.

             2.3 "Employer" shall be deemed synonymous with the terms "Holding Company" or "Holding Company Board", whenever the context so requires.

         3.  TERMS OF EMPLOYMENT

             3.1  Term.

                  3.1.1 The term of Employee's employment with the Holding Company shall be for three (3) years from the effective date of this agreement (the "Term"); provided, however, the Parties may, at their option and discretion, not later than 30 days prior to the end of the Term, renew in writing the Term for an additional, successive two (2) year period (the "Renewal Term") subject to the same terms and conditions as are applicable during the initial Term, and subject to such appropriate increases in salary and other benefits as the parties may agree upon, unless terminated earlier pursuant to the terms hereof.

                  3.1.2 Employee's employment pursuant to this Agreement shall be terminated by the first to occur of any of the following:

                           3.1.2.1  The death of Employee;

                           3.1.2.2  The complete disability of Employee,

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                           3.1.2.3  The discharge of Employee by Employer for
Cause.

Notwithstanding the foregoing, the Holding Company may terminate immediately the Employee's employment with the Holding Company with Cause (as defined herein) upon written notice to the Employee. For purposes of this agreement, in addition to the provisions of Paragraph 2.2, above, Cause will be defined to include:

                  3.1.2.4 Employee's repeated failure to perform satisfactorily Employee's job duties under this Agreement and as determined by the Board of Directors.

                  3.1.2.5 Employee's failure to comply with all material applicable laws in performing Employee's job duties or in directing the conduct of Employer's business.

                  3.1.2.6 Employee's commission of any felony or intentionally fraudulent or other act against Employer, or its affiliates, employees, agents or customers which demonstrates Employee's untrustworthiness or lack of integrity.

                  3.1.2.7 Employee's participation in any activity which is directly competitive with or intentionally injurious to Employer.

                  3.1.2.8 Discharge for "Cause" will require a two-thirds majority vote of the Holding Company Board, exclusive of the Employee.

             3.2 Termination Without Cause. Employee shall serve at the pleasure of the Holding Company Board. Employer may terminate this Agreement without Cause at any time upon an affirmative vote of two-thirds (2/3) of all members of the Holding Company Board, whether or not in attendance at the meeting or voting upon the issue. In the event of such termination without Cause by Employer, Employee shall be paid a severance payment equal to Employee's annual base salary in effect at the time of termination. Such severance pay shall be paid in a lump sum, less applicable tax withholdings, not later than thirty (30) days following the effective date of termination. Employee shall not be entitled to any performance bonus for the year of termination, except as may be awarded in the sole discretion of the Holding Company Board.

             3.3 Termination or cessation of Employee's employment for any reason shall include termination as an employee, officer and director of the Holding Company.

             3.4 Except as expressly provided otherwise herein, all compensation, benefits and the like otherwise payable to Employee with respect to periods after his termination or cessation of employment shall cease to be due and owing for periods after such termination or cessation.

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         4.  COMPENSATION

             For all services which Employee may render to Employer during the term hereof, Employer shall pay to Employee, subject to such deductions as may be required by law, according to the schedule set out below:

             4.1 Base Salary and Signing Bonus. From the effective date hereof, Employee shall receive for the term of this Agreement a base salary based on an annual rate of $115,000, payable in equal monthly installments, subject to such deductions as may be required by law. Employee shall also receive a signing bonus of $5,000, payable thirty (30) days after the term of this agreement begins, which amount shall not be considered part of Employee's base salary. The Employee will receive performance reviews at least annually at the end of each fiscal year from the Chief Executive Officer, and the Employee's base salary may be increased but not decreased at the sole discretion of the Holding Company Board.

             4.2 Change of Control. In addition, in the event of a Change of Control (as defined below) of the Holding Company during the term of this Agreement or any renewals thereof and Employee's employment terminates for any reason within one(1) year of such action, Employee shall be entitled to a severance pay equal to three times his annual salary in effect at that time. Change of Control shall mean (A) the acquisition of the Holding Company by another Person (as defined below) by means of any transaction or series of related transactions (including without limitation any reorganization, share exchange, merger or consolidation, whether of the Holding Company with or into any other Person or Persons or of any other Person or Persons with or into the Holding Company, but excluding any merger effected exclusively for the purpose of changing the domicile of the Holding Company and excluding any share exchange, consolidation or merger following which the stockholders of the Holding Company who immediately prior to such share exchange, consolidation or merger held more than 50% of the equity (or voting power) of the Holding Company hold more than 50% of the equity (or voting power)of the entity surviving such share exchange, consolidation or merger or any entity controlling such surviving entity; (B) the sale or transfer by the Holding Company of all or substantially all its assets; or (C) a transaction or series of transactions in which a Person or group of Persons (other than an existing shareholder of the Holding Company or any Affiliate (as defined below) thereof directly or indirectly acquires beneficial ownership of more than 50% of the voting power of the Holding Company but excluding any registered offerings of the stock of the Holding Company. Person shall mean an individual, corporation, partnership, association, trust, limited liability company or any other entity or organization. Affiliate shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. The severance payment due pursuant to this Paragraph 4.2 shall be in lieu of any severance payment which may be due Employee pursuant to any other provision of this Agreement. It is the intention of the Parties that no payment be made or benefit provided to Employee pursuant to this Agreement or any other plan or agreement that would constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code and any regulations thereunder, thereby resulting in a loss of an income tax deduction by the Holding Company or the imposition of an excise tax on Employee under Section 4999 of the Internal Revenue Code. If the independent accountants serving as auditors for the Holding Company on the date of a Change of Control (or any other accounting firm designated by the

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Holding Company) determine that some or all of the payments or benefits scheduled under this Agreement, as well as any other payments or benefits on a Change of Control, would be nondeductible by the Holding Company under Section 280G of the Internal Revenue Code, then the payments scheduled under this Agreement will be reduced to one dollar less than the maximum amount which may be paid without causing any such payment or benefit to be nondeductible. The determination made as to the reduction of benefits or payments required hereunder by the independent accountants shall be binding on the Parties. Employee shall have the right to designate within a reasonable period, which payments or benefits will be reduced; provided, however, that if no direction is received from Employee, the Holding Company shall implement the reductions in its discretion.

          4.3 Performance Bonus. If Employee and Employer have agreed in writing to an annual performance bonus and Employee is terminated for Cause prior to the end of a fiscal year, Employer shall not be obligated to pay any annual performance bonus for the year of, and any year after, such termination, notwithstanding whether the Employee has met the requirements to earn components of an annual performance bonus.

          4.4 Fees. If Employee serves on the Holding Company Board or the board of directors of a subsidiary of the Holding Company, or a committee thereof, Employee shall not be entitled to directors fees or meeting fees unless otherwise determined by the Holding Company Board.

     5.   OTHER BENEFITS

          During the term of Employee's employment hereunder, Employer shall provide the following to Employee at Employer's expense:

          5.1 A term life insurance policy providing for death benefits of $500,000 having a beneficiary designated by the Employee.

          5.2 A health insurance policy covering the Employee and, if the Employee desires, covering the dependent children and spouse of the Employee at no cost to the Employee other than usual deductibles, copayments and the like as may be applicable to all other employees.

          5.3 A long term disability insurance policy, as generally defined in the insurance industry, providing for benefits of at least 60% of Employee's annual base salary with a waiting period of no longer than six (6) months. This long term disability policy will be as consistent as reasonably possible with the definition of "complete disability" provided above.

          5.4 A complete physical examination for the Employee on an annual basis at the Holding Company's expense.

          5.5 Employee shall be entitled to such paid sick leave, paid vacation and other paid or unpaid leave as may be provided by the Holding Company under its applicable personnel

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policies. Approved attendance at meetings or conventions of banking associations or organizations shall not be charged against Employee's annual vacation entitlement.

          5.6 In the event that Employee is terminated by Employer for any reason other than Cause, Employee may continue the health and disability insurance benefits in section 5.2 and 5.3 above for twelve months, or such greater period as applicable law may require, provided Employee timely pays the applicable premium cost therefor.

     6.   EXPENSES

          Upon Employee's presentment to Employer of expense reports acceptable to Employer and which are in sufficiently detailed form to comply with standards for deduction of business expenses established from time to time by the Internal Revenue Service, Employer will reimburse Employee for such expenses approved by Employer and incurred by Employee in connection with performance of his duties hereunder.

     7.   POST TERMINATION COVENANTS

          7.1 At such time as Employee's employment by Employer terminates, whether during the initial term of employment or thereafter, Employee agrees that for six (6) months following such termination he will not engage (either individually or as an employee, director, consultant or representative of any other person or entity) in any business activity in which the Holding Company or any of its subsidiaries engages or has formulated plans to engage, within a twenty-five (25) mile radius of any location of the Holding Company, or any location of its subsidiary banks.

          7.2 Furthermore, for one (1) year following such termination, Employee agrees that he will not, without the prior written consent of Employer:
(i) furnish anyone with the name of, or any list or lists which identify, any customers or stockholders of the Employer or utilize such list or information himself; (ii) furnish, use, or divulge to anyone any confidential information of Employer acquired by him from Employer and relating to Employer's business activities; (iii) contact directly or indirectly any customer of Employer for the purpose of soliciting such person's business for another bank or similar financial institution; (iv) hire for any other employer (including himself) any employee of Employer or directly or indirectly cause such employee to leave his or her employment to work for another; (v) pursue an actual or potential business opportunity of interest to and which could be pursued by Employer which came to the attention of Employee in connection with his employment with Employer and which Employee had not previously offered in writing to Employer with sufficient advance notice to allow Employer to examine and pursue or reject such opportunity. Excepted from the requirements of subparagraphs (i) and (ii) in this paragraph is any information which is or becomes publicly available information through no fault or act of Employee.

          7.3 It is understood and agreed by the parties hereto that the provisions of this section are independent of each other, and to the extent any provision or portion thereof shall be determined by a court of competent jurisdiction to be unenforceable, such determination shall not

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affect the validity or enforceability of any other provision of this paragraph or the remainder of this Agreement.

     8.   WAIVER OF PROVISIONS

          Failure by any of the parties hereto to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted hereunder or of the obligation of future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in writing signed by or on behalf of all the parties.

     9.   GOVERNING LAW

          This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Virginia. If for any reason any provision of this Agreement shall be held by a court of competent jurisdiction to be void or unenforceable, the same shall not affect the remaining provisions hereof.

     10.  MODIFICATION AND AMENDMENT

          This Agreement contains the sole and entire agreement among the parties hereto and supersedes all prior discussions and agreements among the parties, and any such prior agreements shall, from and after the date hereof, be null and void. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all parties hereto.

     11.  COUNTERPARTS AND HEADINGS

          This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The headings set out herein are for convenience of reference and shall not be deemed a part of this Agreement.

     12.  INJUNCTIVE RELIEF

          In the event of a breach or threatened breach by Employee of any of the provisions hereof, and notwithstanding any other provision in this Agreement, Employer, in addition to any other available rights or remedies, shall be entitled to such temporary restraining orders and permanent injunctions, as are allowable and authorized by the laws of the Commonwealth of Virginia based on the facts of the case, to restrain such breach by Employee and/or any persons directly or indirectly acting for or with him. Employee's obligations under paragraph 7 hereof shall remain binding and enforceable according to its terms notwithstanding expiration or termination of the other terms of this Agreement or the expiration or termination of Employee's employment relationship with the Holding Company.

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     13.  SUCCESSORS

          This Agreement shall inure to the benefit of and be binding upon the Employer, its successors and assigns and upon the Employee, and his heirs and personal representatives. Neither this Agreement nor performance hereunder and may be assigned by Employee or Employer.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first written above.

                       EMPLOYEE:

                        /s/ Thomas M. Crowder                      (SEAL)
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                       EMPLOYER:

                       TransCommunity Bankshares Incorporated

                        /s/ Bruce B. Nolte                         (SEAL)
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